Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Trulieve Cannabis Corp. on Form S-3 (File No. 333-260559) and Form S-8 (File Nos. 333-272967, 333-260098 and 333-259175) of our report dated February 29, 2024, with respect to our audits of the consolidated financial statements of Trulieve Cannabis Corp. as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 and our report dated February 29, 2024 with respect to our audit of internal control over financial reporting of Trulieve Cannabis Corp. as of December 31, 2023, which reports are included in this Annual Report on Form 10-K of Trulieve Cannabis Corp. for the year ended December 31, 2023.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum llp

Marcum llp
West Palm Beach, FL
February 29, 2024